 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2014

BOURBON BROTHERS HOLDING CORPORATION
 (Name of registrant as specified in its charter)

Colorado	000-52853	80-0182193
State of Incorporation	Commission File Number	IRS Employer Identification No.

2 N. Cascade Ave, Suite 1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

_______________________________
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Loan Agreement

On December 31, 2014, Bourbon Brothers Holding Corporation (the “Company”) entered into a Loan Agreement and associated Promissory Note (the “Loan Agreement”) with Bourbon Brothers #14, LLC (“BB14”) which provides for an unsecured term loan in the aggregate original principal amount of $1,250,000 (the “Loan”).  The Company will pay interest on the Loan of either the greater of 9.5% or 6.25% plus the prime rate announced by the Wall Street Journal.  In addition, the Company will pay a monthly loan servicing fee in the amount of 1% of the principal balance of the Loan.  The Loan proceeds will be used in connection with the development and operation of the Company’s restaurant businesses, specifically including the new restaurant location in Lone Tree, Colorado.

The entire principal of the Loan, plus any accrued and unpaid interest, is due on December 29, 2016, unless the Company exercises its option to extend the term of the Loan.  Extension of the Loan requires certain conditions to be met at the time of the extension.

In connection with the Loan, the Company issued a warrant to BB14 for the purchase of 7,500,000 shares of common stock exercisable for a period of five years at $0.10 per share with the warrant vesting in one year with a cashless exercise feature.  In addition, to compensate JW Roth, a director of the Company, for his personal guarantee in connection with BB14 obtaining financing to facilitate the Loan, the Company issued a warrant to Mr. Roth for the purchase of 7,500,000 shares of common stock exercisable for a period of five years at $0.10 per share with the warrant vesting in one year with a cashless exercise feature.

Amendment to Franchise Agreement

On December 30, 2014, the Company’s 51% owned subsidiary Southern Hospitality Denver, LLC (“SH Denver”) entered into a Fifth Amendment to its Franchise Agreement (the “FA”) with SH Franchising & Licensing LLC (the “Franchisor”) in connection with the opening of a new Southern Hospitality restaurant in Lone Tree, Colorado.  Under the FA, SH Denver partially assigned its rights to Southern Hospitality Lone Tree, LLC, a wholly owned subsidiary of the Company (“SH Lone Tree”) to use the Franchisor’s marks, business methods, proprietary products, confidential information and intellectual property to operate a Southern Hospitality restaurant.  In addition, pursuant to the FA, the Franchisor waived certain initial fees in connection with SH Lone Tree opening a restaurant in Lone Tree, Colorado.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosure under Item 1.01 relating the Company’s obligation to BB14 pursuant to the Loan Agreement.

Item 3.02 Unregistered Sales of Equity Securities

See the disclosure under Item 1.01 relating to the issuance of warrants.  The Company relied on the exemption under 4(a)(2) of the Securities Act of 1933 and Rule 506 of Regulation D issued thereunder for the warrant issuance.  No commission or other remuneration was paid on the issuance of the warrants.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 6, 2015, the Board of Directors of the Company adopted an amendment (the “Amendment”) to the Bylaws of the Company.  The Amendment became effective immediately on its adoption.  The Amendment amended the entirety of Article IV, Section 2 to read as follows:

The initial number of directors shall not be fewer than one.  The number of directors fixed by these bylaws may be increased or decreased from time to time by resolution of the Board of Directors.  The tenure of a director shall not be affected by any decrease or increase in the number of directors so made by the board.  Members need not be residents of the State of Colorado or Stockholders of the Corporation. Directors shall be natural persons of the age of eighteen (18) years or older.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 6th day of January 2015.

Bourbon Brothers Holding Corporation

By:  /s/ Mitchell Roth
        Mitchell Roth, President